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CONTACT:  Merle D. Kerr                 (NYSE -- BMC)
          (612) 851-6020                FOR IMMEDIATE RELEASE


               BMC INDUSTRIES REPORTS RECORD THIRD QUARTER RESULTS

October 18, 1994 -- Minneapolis, MN -- BMC Industries, Inc. today reported net earnings of $2,286,000 or $.16 per share for the third quarter of 1994, an increase of $799,000 or 54% from $1,487,000 or $.12 per share in the year-earlier period. Total revenues rose 19% in the third quarter to $53,979,000.

Earnings from continuing operations for the first nine months of 1994 totaled $9,665,000 or $.71 per share. This represented an improvement of $2,955,000 or 44% over the $6,710,000 or $.55 per share for the first nine months of the prior year.

Paul B. Burke, BMC's president and chief executive officer, said the third quarter results represented continued improvement in the Company's core manufacturing operations. Burke said the third quarter net income was a new third quarter record for BMC. He said the third quarter of 1994 marked the fourteenth successive quarter of higher earnings in comparison to the year-earlier period, excluding income from the sale of equipment and technology and other non-recurring items.

Burke added that both of the Company's core manufacturing operations, Precision Imaged Products and Optical Products, showed improved sales and improved profit margins. He said these improvements reflected increased unit volumes, improved operating efficiencies and the Company's ongoing focus on higher-margin growth opportunities in its primary markets.

BMC is one of the world's largest manufacturers of aperture masks for color television tubes and computer monitors. The Company is also a leading producer of polycarbonate, glass and plastic eyewear lenses. The common stock of the Company is traded on the New York Stock Exchange under the symbol "BMC".


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                              BMC INDUSTRIES, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)
                    (in thousands, except per share amounts)



                                                                           Three Months Ended             Nine Months Ended
                                                                              September 30                  September 30
                                                                         ----------------------       ------------------------
                                                                            1994           1993           1994           1993
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

Revenues
  Net Sales of primary products                                          $53,488        $44,558       $159,434       $138,902
  Equipment and technology sales                                             491            650          4,256          1,604
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    Total Revenues                                                        53,979         45,208        163,690        140,506
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Operating Costs and Expenses
  Cost of sales of primary products                                       45,593         39,421        133,155        118,282
  Cost of equipment and technology sales                                     201            301          3,145            577
  Selling                                                                  2,038          1,818          6,140          5,784
  Administrative                                                           2,067            729          3,049          2,826
- ------------------------------------------------------------------------------------------------------------------------------
    Total Operating Costs and Expenses                                       945         42,269        145,489        127,469
- ------------------------------------------------------------------------------------------------------------------------------

Income from Operations                                                     5,153          2,939         18,201         13,037
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Other Income and (Expense)
  Interest expense                                                        (1,240)        (1,149)        (3,052)        (3,829)
  Interest income                                                            168             44            379            159
  Other                                                                      (36)            72            (19)            65
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Earnings from Continuing Operations before Income Taxes
  and Cumulative Effect of Accounting Changes                              4,045          1,906         15,509          9,432
Income Taxes                                                               1,759            419          5,844          2,722
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Earnings from Continuing Operations before Cumulative
  Effect of Accounting Changes                                             2,286          1,487          9,665          6,710
Provision for Loss Related to Discontinued Operation (less
  applicable income tax benefit of $461)--(Note 1)                            --             --           (839)            --
- ------------------------------------------------------------------------------------------------------------------------------
Earnings before Cumulative Effect of Accounting Changes                    2,286          1,487          8,826          6,710
Cumulative Effect of Accounting Changes (Note 2)                              --             --             --         12,131
- ------------------------------------------------------------------------------------------------------------------------------

Net Earnings                                                             $ 2,286        $ 1,487       $  8,826       $ 18,841
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Earnings Per Share from Continuing Operations                            $  0.16        $  0.12       $   0.71       $   0.55
Loss Per Share Related to Discounted Operation                                --             --          (0.06)            --
Cumulative Effect of Accounting Changes                                       --             --             --           0.99
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Net Earnings Per Share                                                   $  0.16        $  0.12       $   0.65       $   1.54
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Number of Shares Included in Per Share Computation                        13,861         12,594         13,569         12,264
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Note 1 - Provision for Loss Related to Discontinued Operation

In the first quarter of 1994, the Company made a provision for estimated losses of $1,300, less applicable income tax effect of $461, related to a discontinued operation. This provision was prompted by claims and expenses growing out of environmental contamination and other claims related to the discontinued operation. The environmental contamination occurred before 1980 at an operation acquired by BMC in 1983 and disposed of in 1986. This provision is in addition to a provision made in the fourth quarter of 1993 which related to the same matter.


Note 2 - Cumulative Effect of Accounting Changes

Effective January 1, 1993, the Company changed its method of accounting for income taxes as required by Financial Accounting Standards Board Statement No.
109, ACCOUNTING FOR INCOME TAXES. As permitted under the new rules, prior years' financial statements were not restated. The cumulative effect of adopting
Statement No. 109 as of January 1, 1993 was to increase net income by $12,855 or $1.05 per share. The principal change affecting the Company under Statement
No. 109 is a change in the recognition and measurement criteria with respect to deferred tax assets.

Also effective January 1, 1993, the Company adopted Financial Accounting
Standards Board Statement No. 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT
BENEFITS OTHER THAN PENSIONS.  The cumulative effect of adopting Statement No.
106 was to decrease net income by $724, net of tax, or $.06 per share. Under the new rules the Company accrues the expected cost of providing postretirement benefits other than pensions during the years that eligible employees render service.


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